Exhibit 99.1

400 Centre Street, Newton, MA 02458	tel: (617) 928-1300 fax: (617) 969-4697

FOR IMMEDIATE RELEASE

Contact:

Timothy A. Bonang

Manager of Investor Relations

(617) 796-8149

www.tatravelcenters.com

TravelCenters of America LLC Announces Results For The

Period Ended March 31, 2007

Westlake, OH (May 15, 2007).  TravelCenters of America LLC (AMEX: TA) today announced financial results for the period ended March 31, 2007.

On January 31, 2007, Hospitality Properties Trust (NYSE: HPT) completed its acquisition and restructuring of TravelCenters of America, Inc., our predecessor, and we were spun off from HPT.  Also on that date, we entered into a long term lease agreement with HPT for 146 of the travel center sites in our network.  Further details on these transactions can be found in our Form S-1 filed with the Securities and Exchange Commission on January 26, 2007.  Today, we are a separate public company traded on the American Stock Exchange. Because of the events of January 31, 2007, our predecessor’s historical financial information may have limited relevance to investors. At March 31, 2007, our network consisted of 164 sites. In addition to the 146 sites we lease from HPT, 13 sites are owned by our franchisees, three are owned by third parties other than HPT and operated by us, and two are owned and operated by us.

Principally because the capital structure we now employ as a public company is materially different than our predecessor’s capital structure, the supplemental information which accompanies this release includes pro forma financial data. We have also presented supplemental pro forma financial data, principally to display earnings before interest, taxes, depreciation and amortization and rent, or EBITDAR, and to display adjusted EBITDAR, which is EBITDAR excluding the impact of certain non-cash items and certain items which we consider to be non-recurring. The adjustments applied to the historical data of our predecessor are described in the notes to the accompanying supplemental information.

For the two month period from February 1, 2007 through March 31, 2007, we recognized total revenue of $736.7 million and our net loss was $11.0 million.  Our pro forma net loss for the quarter ended March 31, 2007, was $54.6 million, compared to pro forma net loss of $14.4 million for the 2006 period.  Our pro forma EBITDAR for the quarter ended March 31, 2007, was a loss of $35.3 million, compared to income of $31.2 million for the respective 2006 period.  Our pro forma adjusted EBITDAR for the quarter ended March 31, 2007, was $32.0 million, compared to $31.2 million for the respective 2006 period.

Recent network changes:

•                  During the quarter ended March 31, 2007, we completed the construction of a new travel center in Livingston, California at a total cost of $14 million.  This travel center opened in March and includes 10.5 acres of land, 105 truck parking spaces, 128 automobile parking spaces, and offers six diesel fuel lanes and six gasoline dispensers, a travel store, a 5-bay truck repair facility and three quick service restaurants, or QSRs.

•                  During the quarter ended March 31, 2007, we and our predecessor completed the construction of 17 truck repair shop bays at five of our travel centers at a total cost of $3.9 million.  Since March 31, 2007, through May 11, 2007, we completed the construction of three truck repair shop bays at one of our travel centers.  As of May 11, 2007, our network included 650 truck repair bays, including 574 which we operate and 76 which our franchisees operate.

•                  During the quarter ended March 31, 2007, we added one QSR at one of our travel centers.  As of May 11, 2007, our network included 218 QSRs, including 181 which we operate, branded under 26 different QSR concepts.

•                  During the quarter ended March 31, 2007 and through May 11, 2007, we agreed to purchase a travel center located in Edinburg, Texas, for $3 million. Although this acquisition is subject to customary closing conditions, we expect to close this transaction during the second or third quarter of 2007. The Edinburg, Texas, travel center currently is a franchisee owned and operated site in our network.

•                  During the quarter ended March 31, 2007, we and our predecessor invested $21.4 million in capital projects, including $5.8 million which we consider to be sustaining capital expenditures and $15.6 million which we consider to be revenue enhancing capital expenditures.

	Two Months Ended	One Month Ended
	March 31, 2007	January 31, 2007
	(dollars in thousands)	(dollars in thousands)

Sustaining	$3,588	$2,249
Existing network improvements	3,671	4,021
Network expansion/development	6,763	738
Acquisition/conversion of operating sites	175	168
Total capital expenditures	$14,197	$7,176

In connection with our spin off, HPT committed to fund $125 million of capital expenditures at the travel centers we lease from HPT over the next approximately five years without adjustment to our rent.  We expect a portion of our capital expenditures for the two months ended March 31, 2007, to be reimbursed by HPT under this commitment. We may also accept funding of additional capital expenditures at these travel centers from HPT in exchange for increased rent.

Conference Call:

On Tuesday, May 15, 2007 at 11:00 a.m. Eastern Time, we will host a conference call to discuss the financial results for the period ended March 31, 2007.  Following the Company’s remarks, there will be a question and answer period.

The conference call telephone number is (800) 810-0924. Participants calling from outside the United States and Canada should dial (913) 981-4900. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through Sunday, May 20, 2007. To hear the replay, dial (719) 457-0820.  The replay pass code is 4243394.

A live audio webcast of the conference call will also be available in a listen only mode on the Company’s web site at www.tatravelcenters.com.  Participants wanting to access the webcast should visit the Company’s web site about five minutes before the call.  The archived webcast will be available for replay on the Company’s web site for about one week after the call.

About TravelCenters of America LLC:

Our travel centers offer diesel and gasoline fueling services, restaurants, heavy truck repair facilities, stores and other services and facilities.  Our nationwide network includes travel centers located in 40 U.S. states and in Canada.

TRAVELCENTERS OF AMERICA LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share data)

	Company	Predecessor
	Two months	One month	Three months
	ended	ended	ended
	March 31, 2007	January 31, 2007	March 31, 2006
Revenues:
Fuel	$596,143	$285,053	$884,145
Non-fuel	138,924	66,795	199,907
Rent and royalties	1,603	834	2,306
Total revenues	736,670	352,682	1,086,358

Cost of goods sold (excluding depreciation):
Fuel	579,402	270,694	857,009
Non-fuel	56,234	27,478	82,280
Total cost of goods sold (excluding depreciation)	635,636	298,172	939,289

Operating expenses:
Site level operating	72,412	36,093	103,282
Selling, general & administrative	11,861	8,892	11,525
Real estate lease rent	28,428	931	2,705
Depreciation and amortization	5,288	5,810	16,650
Merger related	—	44,972	—
(Gain) loss on asset sales	—	(24)	(279)
Total operating expenses	117,989	96,674	133,883

Income (loss) from operations	(16,955)	(42,164)	13,186
Debt extinguishment expenses	—	(16,140)	—
Interest income (expense), net	(777)	(4,214)	(11,410)
Income (loss) before income taxes	(17,732)	(62,518)	1,776
Provision (benefit) for income taxes	(6,703)	(40,470)	672

Net income (loss)	$(11,029)	$(22,048)	$1,104

Weighted average shares outstanding:
Basic	8,809	6,937	6,937
Diluted	8,809	6,937	7,468

Earnings (loss) per common shares
Basic	$(1.25)	$(3.18)	$0.16
Diluted	$(1.25)	$(3.18)	$0.15

TRAVELCENTERS OF AMERICA LLC

CONSOLIDATED BALANCE SHEET

(dollars in thousands except share amounts)

March 31,
2007
(unaudited)
Assets
Current assets:
Cash and cash equivalents	$149,838
Restricted cash	22,793
Accounts receivable (less allowance for doubtful accounts of $1,234)	98,431
Inventories	90,441
Other current assets	26,354
Total current assets	387,857

Property and equipment, net	242,084
Goodwill	25,379
Intangible assets, net	23,068
Deferred income taxes	457
Other noncurrent assets	9,759

Total assets	$688,604

Liabilities
Current liabilities:
Accounts payable	$133,107
Other accrued liabilities	78,624
Total current liabilities	211,731
Commitments and contingencies	—
Capital lease obligations	107,620
Deferred income taxes	11,418
Other noncurrent liabilities	35,621
Total liabilities	366,390

Shareholders’ Equity:
Common shares (no par value; 8,808,575 shares outstanding)	333,120
Accumulated other comprehensive income	123
Accumulated deficit	(11,029)
Total shareholders' equity	322,214

Total liabilities and shareholders’ equity	$688,604